Exhibit 99

Dollar General Corporation Adds Incoming CEO Jeff Owen to Board of Directors

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--October 31, 2022--Dollar General Corporation (NYSE: DG) today announced Jeff Owen will be added to its Board of Directors upon the effectiveness of his promotion to Chief Executive Officer on November 1, 2022.

With Owen’s appointment, Dollar General’s Board of Directors will consist of 10 total members with extensive expertise and experience across several industries. In July 2022, Dollar General announced Owen would succeed Todd Vasos as CEO. Vasos will serve in a senior advisory position with Dollar General from November 1, 2022 through April 1, 2023, at which time he will retire from employment with the Company and is expected to continue to serve as a member of the Company’s Board of Directors.

Owen, who has been with the Company for nearly 30 years, assumed Dollar General’s Chief Operating Officer role in August 2019 having previously held the roles of Executive Vice President, Store Operations from June 2015-August 2019 and Senior Vice President, Store Operations from August 2011-July 2014. Prior to August 2011, Owen served DG as a Vice President, Division Manager; Retail Division Manager; Senior Director, Operations Process Improvement; and Store Manager, among other roles. He began his employment at Dollar General in 1992 as a store manager trainee in a Nashville, Tennessee store.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,566 stores in 47 states as of July 29, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Media Hotline: 1-877-944-DGPR (3477)
dgpr@dollargeneral.com

Source: Dollar General Corporation